Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The description of the material features of the common stock, $0.01 par value per share (the “common stock”), of Chico’s FAS, Inc. (the “Company”) does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the applicable provisions of Florida law and by our Restated Articles of Incorporation, effective October 8, 2019 (the “Articles”), and our Amended and Restated Bylaws, amended November 17, 2016 and further amended June 24, 2019 (the “Bylaws”). Our Articles and our Bylaws are included as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

 General

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol “CHS.” All of the outstanding shares of common stock are fully paid and nonassessable.

Dividends

Holders of common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.

Any determination to pay future dividends will be made by the Board of Directors based on the factors that it deems relevant, which may include, without limitation, an evaluation of our stock price, future earnings, financial condition and any relevant contractual restrictions.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of such holders. In general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters.

When a quorum is present at any meeting for the election of directors, the vote required for election of a director by shareholders, other than in a contested election, is the affirmative vote of a majority of votes cast with respect to the director nominee. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes do not count as votes either “for” or “against” a nominee.

Directors and Classes of Directors

The Company has only one class of directors who serve terms that expire annually.

No Preemptive Rights; Redemption, etc.

Holders of shares of the Company’s common stock will not be entitled to preemptive rights with respect to any additional shares that may be issued. The Company’s common stock is not subject to redemption, conversion or any sinking fund.

Certain Anti-Takeover Provisions of our Articles and Bylaws and Florida Law

Removal of Directors. Under our Bylaws, directors may be removed only for cause by the shareholders at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the outstanding shares of common stock, subject to the rights of any preferred shareholders (if any).

State Anti-Takeover Statute. Pursuant to Section 607.0901 of the Florida Business Corporation Act, as amended (the “Florida Act”), a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the approval of the holders of two-thirds of the outstanding voting shares of such corporation (excluding shares held by the interested shareholder), unless:

•    the transaction is approved by a majority of disinterested directors;
•    the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least three years preceding the announcement date;
•    the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
•    the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who together with affiliates and associates beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our Articles to opt out of Section 607.0901.

This statutory provision may prevent takeover attempts that might result in a premium over the market price for shares of our common stock.

In our Bylaws, we have opted-out of Section 607.0902 of the Florida Act and, therefore, the provisions of such section do not apply to “control share acquisitions” of our stock, as such term is defined in such section.

Authorized Preferred Stock. Our Articles authorize the issuance of preferred stock and our Board of Directors may, subject to application of Florida law, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as the Board of Directors may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of the Company by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Liability and Indemnification of Officers and Directors. The Florida Act, provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who is or was a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement not exceeding, in the judgment of the corporation’s board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged to be liable unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any directors or officers are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such directors or officers against expenses actually and reasonably incurred in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article VI of our Bylaws provides that the Company shall indemnify any director, officer or employee or any former director, officer or employee to the fullest extent permitted by law.

As is permitted under the Florida Act, the Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may or may not be indemnified by the Company.

The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The agreements create certain indemnification obligations of the Company in favor of the directors and executive officers and, as permitted by applicable law, clarify and expand the circumstances under which a director or executive officer will be indemnified.

Amendments to our Articles. Our Articles may only be changed upon the affirmative vote of holders of 66 2/3% of the outstanding common stock.

Increasing the Number of Directors. Under Florida law, a board of directors may amend bylaws unless its company’s articles of incorporation or other provisions of Florida law reserve such power exclusively in the shareholders or the shareholders, in amending the bylaws generally or a particular bylaw provision, expressly provide that the board may not amend the bylaws generally or that particular bylaw provision. Our Articles do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly provide that the Board of Directors may not amend the bylaws generally or that particular bylaw provision. Any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board of Directors may increase the size of the Board of Directors and install directors opposed to the hostile takeover attempt.

Advance Notification Requirements. Notice of director nominations must be submitted by a shareholder of record and must set forth the information required by the Company’s Articles. Notice of shareholder proposals and of director nominations (other than proxy access director nominations) must be timely given in writing to the Corporate Secretary of the Company prior to the meeting at which the proposals are to be presented or the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made, whichever first occurs.

A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of the Company’s common stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the Company’s Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the definitive proxy statement was first sent to shareholders by the Company in connection with the preceding year’s annual meeting of shareholders (as stated in the Company’s proxy materials); provided, however, that in the event the annual meeting is more than

30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the notice of proxy access director nominees must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.